Exhibit 10.2
AGREEMENT
between

CYCLACEL PHARMACEUTICALS, INC.
and

SCOTTISH ENTERPRISE

re: Convertible Unsecured Loan Notes 2010 in Cyclacel Group plc

151 St Vincent Street Glasgow G2 5NJ DX GW67 or LP 33 Glasgow-6 Tel 0141 248 5011 Fax 0141 248
5819
www.mms.co.uk

TABLE OF CONTENTS

Clause		Page No.

1	DEFINITIONS AND INTERPRETATION	1

2	XCYTE UNDERTAKING	2

3	DEFAULT INTEREST	3

4	TERMINATION AND REDUCTION OF LIABILITY	3

5	VARIATION	4

6	NOTICES	4

7	ASSIGNATION	4

8	EXPENSES	5

9	ENTIRE AGREEMENT	5

10	GOVERNING LAW AND JURISDICTION	5

This agreement is made by way of a deed on __ 2006
between
(1)	CYCLACEL PHARMACEUTICALS, INC. incorporated in Delaware (hereinafter called “Xcyte”);
and
(2)
SCOTTISH ENTERPRISE established under the Enterprise & New Towns (Scotland) Act 1990 and having its principal place of business at 5 Atlantic Quay, 150 Broomielaw, Glasgow, G2 8LU (hereinafter called “SE”).

together the “parties” and each individually a “party”
WHEREAS
(A)	SE is the holder of all of the Notes (as defined below) issued by Cyclacel Group plc.

(B)	SE, being the holder of all of the Notes, consented to the Transaction (as defined below) pursuant to a letter of consent from SE to Cyclacel Group plc, dated 14 December 2005.

(C)
Following the completion of the Transaction, SE has agreed with Cyclacel Group plc (pursuant to the terms of an agreement entered into on the same date as this Agreement) to convert the Notes into Preferred D Shares of £0.01 each in Cyclacel Group plc (the “Conversion Shares”).

IT IS HEREBY AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement unless the context shall otherwise require or the contrary intention appears the following words and expressions shall have the meanings hereinafter ascribed to them:

“Act”	means the Companies Act 1985;

“Business Day”	means a day on which the UK clearing banks are open for normal business in Scotland (other than a Saturday or Sunday);

“Conversion Shares”	means the 1,231,528 Preferred D Shares of £0.01 each in the capital of Cyclacel Group to be Issued on conversion of the Loan Notes;

“Cyclacel”	means Cyclacel Limited, a company incorporated in England under number 0323 7549;

“Cyclacel Group”	means Cyclacel Group plc, a company incorporated in England under number 05090795;

“Notes”	means the convertible unsecured loan notes 2010 issued to SE by Cyclacel Group pursuant to a loan note instrument dated 28 July 2005 in principal equal to £5,000,003.70;

“SE Successor”	means any party succeeding in whole or in part to the interests of SE; and

“Transaction”	means the sale of all of the outstanding share capital of Cyclacel to Xcyte.

1.2	Words and expressions defined in the Act shall, unless they are otherwise defined herein or unless the context otherwise requires, bear the same meanings in this Agreement.

1.3	In this Agreement:-
1.3.1	the provisions of the Interpretation Act 1978 with respect to interpretation and construction shall apply mutatis mutandis;

1.3.2	the singular includes the plural and the masculine includes the feminine and neuter and vice versa;

1.3.3	references to persons shall include bodies corporate, unincorporated associations and partnerships;

1.3.4	references to recitals and clauses are, unless the contrary intention appears, references to the recitals and clauses of this Agreement and the recitals form part of this Agreement; and

1.3.5	the headings and sub-headings of this Agreement are inserted for convenience only and shall not affect the construction thereof.
1.4
In interpreting this Agreement the “eiusdem generis” rule shall not apply and accordingly the interpretation of general words shall not be restricted by being preceded by words indicating a particular class of acts, matters or things, or by being followed by particular examples,

2.	XCYTE UNDERTAKING
2.1
Xcyte shall not and hereby undertakes to procure that Cyclacel shall not close or materially reduce the scale of or dispose of Cyclacel’s operations in Scotland as carried on at 14 December 2005 (otherwise than with the prior written consent of SE) to the extent that in the reasonable opinion of SE, any such closure, reduction or disposal means that Cyclacel or any of its relevant subsidiaries are no longer able to undertake or support drug discovery and early drug development capabilities in Scotland such that its or their capabilities in Scotland are no longer consistent with:

2.1.1	Cyclacel’s proprietary gene to drug strategy; and

2.1.2	the maintenance and development of a reasonable deep drug pipeline.
2.2
In arriving at such opinion, SE shall take into consideration the number of researchers employed in the business in Scotland both as at the date the Notes were issued and following such closure, reduction or disposal.

2.3
Xcyte undertakes to use all reasonable endeavours to procure that any person who, following the time of the completion of the Transaction, acquires shares in Cyclacel or which acquires the business of Cyclacel shall agree to be bound to SE on terms no less favourable to SE than as set out in this Agreement.

2.4
In the event of a breach by Xcyte of its obligations under Clauses 2.1 or 2.3 above, Xcyte shall, as soon as is reasonably possible, notify SE of the occurrence of such breach and if such breach (i) is capable of remedy but has not been remedied within 30 days of the date of the occurrence of such breach or (ii) has not been waived in writing by SE, then SE shall, subject to any dealing restrictions which may apply to SE or the Conversion Shares, be free to sell the Conversion Shares (or the corresponding shares in Xcyte following a distribution of such shares pursuant to a liquidation of Cyclacel Group (the “Xcyte Shares”)) at any time within the period of 45 days following notification of such breach (if the breach is not capable of remedy) or the period of 45 days after the expiry of the 30 day period for remedying such breach (if the breach is capable of remedy), subject in either case to Clause 2.5 below, and Xcyte shall release SE from any restriction Xcyte has applied to the sale of such shares and which it is capable of releasing. For the avoidance of doubt this Agreement shall not, of itself, have effect to impose any restriction on SE’s ability to sell the Conversion Shares or the Xcyte Shares.

2.5
If a breach by Xcyte of its obligations under Clauses 2.1 or 2.3 above is notified to SE within the period of six months following completion of the Transaction, the 45 day period during which SE may sell the Conversion Shares (or corresponding Xcyte Shares) pursuant to Clause 2.4 above shall be deemed to refer to the 45 days immediately following the expiry of such six month period.

2.6
In the event of a sale by SE of all of the Conversion Shares (or corresponding Xcyte Shares) in accordance with Clause 2.4 above, if the gross proceeds to SE are less than £5 million, Xcyte shall, within ten Business Days after SE has provided to Xcyte written evidence of the amount of the gross sale proceeds (which evidence SE shall endeavour to provide not later than seven days after such sale), pay to SE the amount by which the gross sale proceeds are less than £5 million.

2.7
Subject to Clause 2.8 below, in the event that SE does not sell all of the Conversion Shares (or corresponding Xcyte Shares) in accordance with Clause 2.4 above, SE shall be deemed to have waived its rights in respect of such breach and each of the parties shall be released and discharged from further obligations to the other party under this Agreement.

2.8
In the event that SE is prevented from selling some or all of the Xcyte Shares in accordance with Clause 2.4 above as a result of any restriction which Xcyte has applied to the sale of the Conversion Shares (or the corresponding Xcyte Shares), Xcyte shall pay to SE an amount equal to £5 million less the gross sale proceeds received by SE (written evidence of which shall be provided by SE to Xcyte) in respect of the sale of any of the Conversion Shares (or corresponding Xcyte Shares) that it has been able to sell.

3.	DEFAULT INTEREST
If any sums due to SE pursuant to the terms of Clause 2.6 or 2.8 have not been paid in full by the appropriate due date, Xcyte will be liable to pay to SE the full amount outstanding with daily interest on the amount remaining outstanding at the rate of 4 per cent per annum above the base rate for the time being of the Governor and Company of the Bank of Scotland from the date the payment becomes due until SE receives payment in full.
4.	TERMINATION AND REDUCTION OF LIABILITY
4.1	If SE ceases to hold the Conversion Shares (or the corresponding Xcyte Shares following a distribution of such shares pursuant to a liquidation of Cyclacel Group):
(a)	each of the parties shall be released and discharged from further obligations to the other party under this Agreement; and
(b)	the parties’ respective rights against each other under this Agreement shall be cancelled, provided that such release, discharge and cancellation shall not affect their respective rights, obligations and liabilities arising in respect of any matter or thing arising prior to such release, discharge and cancellation, including their respective rights and/or obligations in respect of amounts due and payable prior to such release, discharge and cancellation but remaining unpaid (if any).

4.2
In the event that SE at any time reduces its holding of Conversion Shares (or the corresponding Xcyte Shares following a distribution of such shares pursuant to a liquidation of Cyclacel Group), but continues to hold one or more of such shares at a time when Xcyte breaches the provisions of Clauses 2.1 or 2.3 above, the amount of £5 million referred to in Clauses 2.6 and 2.8 shall be reduced, on a straight line basis, to an amount which is proportionate to the number of Conversion Shares (or corresponding Xcyte Shares, as the case may be) that SE held at the time of such breach relative to the amount of Conversation Shares (or corresponding Xcyte Shares, as the case may be) held at the time of the completion of the Transaction.

5.	VARIATION
No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of the parties hereto.
6.	NOTICES
Any notice, request, demand or other communication to be given by one party to any other party under or in connection with the matters contemplated by this Agreement shall be in writing and shall be delivered, sent by first class mail or by air mail to the address of the relevant party set out below, marked for the attention of the person set out below, or by fax (confirmed by first class mail or air mail) to the relevant fax number set out below, or to such other address or fax number as that party may from time to time notify to the other parties in accordance with this Clause 6:
Xcyte Therapies, Inc.
Address: James Lindsay Place, Dundee Technopole, Dundee, DD1 5JJ
Fax number: 01382 206 067
Marked “URGENT — For the attention of: Paul McBarron”
Scottish Enterprise
Address: 5 Atlantic Quay, 150 Broomielaw, Glasgow, G2 8LU
Fax number: 0141 221 3217
Marked “URGENT — For the attention of: Gerard Kelly/Martin Hughes”
6.1	Notices sent as above will be deemed to have been received:-
6.1.1	in case of delivering by hand, when delivered;

6.1.2	two Business Days after the day of posting (in the case of first class mail);

6.1.3	four Business Days after the date of posting (in the case of air mail); or

6.1.4
on the next Business Day after transmission (in the case of fax messages, but only if a transmission report is generated by the sender’s fax machine recording a message from the recipient’s fax machine, confirming that the fax was sent to the number indicated above and confirming that all pages were successfully transmitted).

7.	ASSIGNATION

7.1	SE may assign or novate its rights and obligations pursuant to this Agreement to any SE Successor without restriction.

7.2
Other than as provided in Clause 7.1, no party shall be entitled at any time to assign, transfer, deal or part with all or any of its rights or obligations under this Agreement or sub-contract the performance of any of its obligations under this Agreement without the consent of the other party.

8.	EXPENSES

Xcyte shall pay SE’s it costs of an amount up to £15,000 (plus VAT and outlays) connected with the negotiation, preparation, execution and implementation of this Agreement and all ancillary documentation envisaged herein.

9.	ENTIRE AGREEMENT

9.1	This Agreement constitutes the entire agreement and understanding of the parties and supersedes any previous agreement between the parties relating to the subject of this agreement.

9.2
Each of the parties acknowledges and agrees that, in entering into this Agreement, it does not rely on, and shall have no remedy in respect of, any statement, representation, warranty or understanding (whether negligently or innocently made) of any person (whether a party to this Agreement or not) other than as expressly set out in this Agreement.

10.	GOVERNING LAW AND JURISDICTION

This Agreement and the rights and obligations of the parties under it shall be governed by and construed in all respects in accordance with the laws of England and the parties submit to the non-exclusive jurisdiction of English courts.

EXECUTED and DELIVERED as a deed in  _____  counterparts on the date first above written.

EXECUTED as a deed for and on behalf of	)
SCOTTISH ENTERPRISE by:	)	Authorised Signatory

EXECUTED as a deed for and on behalf of	)
CYCLACEL PHARMACEUTICALS, INC. by:	)	Authorised Signatory

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